As filed with the Securities and Exchange Commission on July 22, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RAYOVAC CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	22-2423556
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6 Concourse Parkway, Suite 3300, Atlanta, Georgia 30328

(Address of Principal Executive Offices) (Zip Code)

2004 Rayovac Incentive Plan

(Full title of the plan)

James T. Lucke, Esq.

Senior Vice President, Secretary and General Counsel

Rayovac Corporation

6 Concourse Parkway, Suite 3300

Atlanta, Georgia 30328

(770) 829-6200

(Name, Address and Telephone Number,

Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Stock, par value $.01 per share (1)	3,500,000 shares	$29.795	$104,282,500.00	$13,212.59

(1)           In accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of shares that may be subject to issuance as a result of anti-dilution and other provisions of the 2004 Rayovac Incentive Plan, as amended (the “2004 Incentive Plan”).

(2)           Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, based on the average of the high and low prices per share of the common stock of the Registrant, par value $.01 per share (the “Common Stock”), reported on the New York Stock Exchange on July 20, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(1)   Annual Report on Form 10-K for the year ended September 30, 2003;

(2)   All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, since September 30, 2003; and

(3)   The description of Common Stock contained in the Registrant’s Registration Statement on Form S-1 (Registration No. 333-35181).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The legality of the shares of Common Stock being registered by this Registration Statement has been passed upon by James T. Lucke, Esq., who is the Senior Vice President,

Secretary and General Counsel of the Registrant.  As an employee of the Registrant, Mr. Lucke is eligible to participate and will likely receive awards under the 2004 Incentive Plan.  Additionally, at the time of preparing his opinion, and at all times thereafter through the date of effectiveness of this Registration Statement, Mr. Lucke was the beneficial owner of 11,558 shares of Common Stock and held options to purchase 74,080 shares of Common Stock under the Rayovac 1997 Incentive Plan.  Of the options held by Mr. Lucke, none were exercisable except for options to purchase 56,600 shares of Common Stock at an average weighted exercise price of $21.08 per share.

Item 6.  Indemnification of Directors and Officers.

Pursuant to the Wisconsin Business Corporation Law (the “WBCL”) and the Registrant’s Amended and Restated By-Laws, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities and expenses (i) to the extent such directors or officers are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his duties to the Registrant and such breach or failure constituted (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct.  The WBCL also provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant’s Amended and Restated Articles of Incorporation, Amended and Restated By-Laws, a written agreement or a resolution of the Board of Directors or shareholders.  Further, the WBCL specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above.  Additionally, under the WBCL, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof for certain breaches of or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

Expenses for the defense of any action for which indemnification may be available may be advanced by the Registrant under certain circumstances.

The general effect of the foregoing provisions may be to reduce the circumstances in which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses.

The Registrant has purchased directors’ and officers’ liability insurance which would indemnify the directors and officers of the Registrant against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.  Undertakings.

a.     The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 21st day of July, 2004.

RAYOVAC CORPORATION

By:	/s/ Randall J. Steward
Randall J. Steward
Executive Vice President and
Chief Financial Officer

Power of Attorney and Signatures

We, the undersigned officers and directors of the Registrant, hereby severally constitute David A. Jones, Kent J. Hussey, Randall J. Steward and James T. Lucke, and each of them individually, our true and lawful attorneys-in-fact with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable the Registrant to comply with all requirements of the Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys-in-fact, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on July 21, 2004:

/s/ David A. Jones	Chairman of the Board of Directors and Chief Executive
David A. Jones	Officer (Principal Executive Officer)

/s/ Kent J. Hussey	President and Chief Operating Officer and Director
Kent J. Hussey

/s/ Randall J. Steward	Executive Vice President and Chief Financial Officer
Randall J. Steward	(Principal Financial Officer)

/s/ Anthony Genito	Vice President Finance
Anthony Genito	(Principal Accounting Officer)

/s/ John D. Bowlin	Director
John D. Bowlin

/s/ William P. Carmichael	Director
William P. Carmichael

/s/ Neil P. DeFeo	Director
Neil P. DeFeo

/s/ John S. Lupo	Director
John S. Lupo

/s/ Thomas R. Shepherd	Director
Thomas R. Shepherd

/s/ Barbara S. Thomas	Director
Barbara S. Thomas

Exhibit Index

Exhibit Number	Description

4.2(1)	Specimen Certificate of Common Stock, $.01 par value per share, of the Registrant.

5.1	Opinion of James T. Lucke, Esq.

23.1	Consent of James T. Lucke, Esq. (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included in the signature pages of this Registration Statement).

(1)  Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-35181) as declared effective by the Commission on November 20, 1997.